April 15, 1997

Blimpie International, Inc.
740 Broadway
New York, New York 10003

Gentlemen:

            We previously acted as counsel for Blimpie International, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Act") of (a) up to 500,000 shares of the Company's $.01 par value common stock (the "Common Stock") issuable by the Company pursuant to its Omnibus Stock Incentive Plan (the "Plan"); and (b) up to 122,200 shares of Common Stock which were issued or subject to issuance upon the exercise of outstanding options granted under the Plan, and which were being offered for sale for the accounts of certain selling securityholders pursuant to the Registration Statement on Form S-8/S-3 filed by the Company with the Securities and Exchange Commission (the "Commission") on February 21, 1996 under Registration No. 333-1530 (the "Registration Statement").

            We have also acted as counsel to the Company in connection with the registration under the Act, pursuant to Post-Effective Amendment No. 1 to the Registration Statement, of (a) up to an additional 450,000 shares of Common Stock (the "Shares") issuable pursuant to an amendment to the Plan duly adopted by the Company's shareholders on December 9, 1996; and (b) up to 253,500 shares of Common Stock which were issued or subject to issuance upon the exercise of outstanding options granted under the Plan, as amended, and which are being offered for sale for the accounts of certain selling securityholders (the "Selling Securityholders' Shares" which, together with the Shares, are hereinafter referred to as the "Securities").

            In connection with the opinions hereinbelow expressed, we have examined the following documents (or true copies thereof): the Company's Certificate of Incorporation, as amended, its Bylaws, its stock, option and warrant records, the minutes of actions heretofore taken by the Company's shareholders and

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Blimpie International, Inc.
April 15, 1997
Page 2


directors, the Registration Statement filed with the Commission and Post-Effective Amendment No. 1 to the Registration Statement to be filed with the Commission, and such other documents as we deemed necessary or appropriate under the circumstances.

            Based upon, and subject to the foregoing, we are of the opinion that:

            1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of New Jersey, and has all requisite power and authority (corporate and other) to own or lease its properties and conduct its business.

            2. The Company has taken all necessary corporate action required with respect to the issuance of the Securities.

            3. The Company has reserved a sufficient number of its authorized but unissued shares of Common Stock for issuance of the Securities.

            4. The Selling Securityholders' Shares have been validly issued, and are fully paid and non-assessable shares of Common Stock.

            5. Upon receipt by the Company of the full consideration, if any, payable with respect to the issuance of the Shares, such Shares shall be fully paid and non-assessable shares of Common Stock.

            6. Subject to the proviso that none of the Securities shall be issued in any jurisdiction unless and until a valid Blue Sky registration or exemption therefrom pertaining to such Securities shall be in effect, upon receipt of full payment for the Securities, the Shares and Selling Securityholders' Shares shall be (or, in the case of the Selling Securityholder's Shares, already will have been) validly issued and outstanding as fully paid and non-assessable shares of the Company's Common Stock.


                                        Very truly yours,


                                        Hall Dickler Kent Friedman & Wood, LLP